Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tyson Foods, Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated November 23, 2009 (except for those matters described in Note 2 “Change in Accounting Principles” as it relates to the retrospective application of accounting principles adopted in 2010, as to which the date is November 22, 2010), with respect to the consolidated financial statements and schedule of Tyson Foods, Inc. for the year ended October 3, 2009, included in its Annual Report (Form 10-K) for the year ended October 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

June 6, 2012